AMSCAN HOLDINGS, INC.



                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-45457



Supplement No. 7 to Prospectus dated October 2, 2003 as supplemented by:
Supplement No. 1 dated October 3, 2003,
Supplement No. 2 dated October 3, 2003,
Supplement No. 3 dated November 14, 2003,
Supplement No. 4 dated March 29, 2004,
Supplement No. 5 dated March 31, 2004
and Supplement No. 6 dated April 14, 2004


The date of this Supplement No.7 is April 29, 2004.

On April 29, 2004, Amscan Holdings, Inc. (the "Company") filed the the attached Current Report on Form 8-K dated April 23, 2004.


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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): April 23, 2004


                              AMSCAN HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

          Delaware               000-21827              13--3911462
(State or other jurisdiction   (Commission File        (IRS Employer
      of incorporation)           Number)             Identification No.)



                  80 Grasslands Road, Elmsford, New York 10523
              (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (914) 345-2020


                                       N/A
          (Former name or former address, if changes since last report)




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Item 7. Financial Statements and Exhibits.

     (a) Not applicable

     (b) Not applicable.

     (c) Exhibits:

           Exhibit                        Description
           -------                        -----------

             19          Press release dated April 23, 2004 of Amscan
                         Holdings, Inc.

Item 12. Results of Operations and Financial Condition

     On April 23, 2004, Amscan Holdings, Inc. (the "Company") issued a press release announcing its results for the quarter ended March 31, 2004. The Company's press release dated April 23, 2004 is incorporated herein by reference and filed as an exhibit hereto.




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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     AMSCAN HOLDINGS, INC.



                                     By:    MICHAEL A. CORREALE
                                        --------------------------
                                        Michael A. Correale
                                        Chief Financial Officer



Date: April 28, 2004




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                                                AMSCAN HOLDINGS, INC.

                                                CONTACT:    James M. Harrison
                                                            Michael A. Correale
                                                            (914) 345-2020

FOR IMMEDIATE RELEASE

                         AMSCAN HOLDINGS, INC. ANNOUNCES
                           FIRST QUARTER 2004 RESULTS

Elmsford, NY, April 23, 2004 - Amscan Holdings, Inc. today announced its results for the quarter ended March 31, 2004.

     Net sales for the first quarter of 2004 totaled $100.5 million, up from $99.8 million for the first quarter of 2003. Gross margin for the first quarter of 2004 was 34.3% or 140 basis points higher than for the first quarter of 2003. Income from operations totaled $14.6 million and was $2.2 million or 17.8% higher than for the first quarter of 2003. EBITDA, or earnings before interest, income taxes, depreciation and amortization (as defined in the Company's credit facility), was $18.7 million and was $1.9 million or 11.6% higher than for the first quarter of 2003.

     During the quarter ended March 31, 2004, the Company made a $20.2 million prepayment of its term loan based on its excess cash flows for the year ended December 31, 2003.

     Asked to comment on the first quarter results, Gerry Rittenberg, the Company's Chief Executive Officer, stated "We are pleased with our first quarter results, which reflect the benefits of certain initiatives put into place during 2003."

     Amscan Holdings, Inc. designs, manufactures and distributes decorative party goods, including paper and plastic tableware, accessories and novelties. Amscan also designs and distributes home, baby, wedding and other gift items.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Actual results may differ from such forward looking statements due to the factors discussed in periodic


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reports filed by the Company with the Securities and Exchange Commission which the Company urges bondholders to consider.